Exhibit 99.6

Consent to be Named as a Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent to the reference to me in the Registration Statement on Form S-4 of XCF Global, Inc. (the “Company”) (and any amendment or supplement thereto), and any related prospectus filed pursuant to the Securities Act or related proxy statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, as a person anticipated to become a member of the board of directors of the Company upon consummation of the mergers described therein, and to the filing of this Consent as an exhibit to such Registration Statement (or amendment or supplement thereto).

Dated: June 12, 2026

By:	/s/ Chad Omar-Jai Langley
Name:	Chad Omar-Jai Langley